                           --SCHEDULE 14A TEMPLATE--
===============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       THE ASHTON TECHNOLOGY GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                       THE ASHTON TECHNOLOGY GROUP, INC.
                              1835 MARKET STREET
                                   SUITE 420
                       PHILADELPHIA, PENNSYLVANIA 19103


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 25, 2001


To the Holders of Common Stock of
THE ASHTON TECHNOLOGY GROUP, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of The Ashton Technology Group, Inc. ("Ashton") will be held at 12:00 noon on Tuesday, September 25, 2001 at The Sheraton Rittenhouse Square Hotel at 18/th/ and Locust Street, Philadelphia, Pennsylvania for the purpose of considering and voting upon the following matters:

      1. To elect eight (8) directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified.

      2. To authorize the issuance by Ashton of a sufficient number of shares of Common Stock to allow Ashton to meet its obligations under a $5.1 million Secured Convertible Note issued to RGC International Investors, LDC in exchange for the remaining shares of Series F Convertible Preferred Stock, par value $0.01 per share, pursuant to a Securities Exchange Agreement dated July 13, 2001.

      3. To authorize the issuance by Ashton of an undetermined number of shares of Common Stock under a Securities Purchase Agreement with Jameson Drive LLC, dated July 10, 2001, which provides for the sale by Ashton of up to $15 million worth of Common Stock, as Ashton requests it, over a two year period, and upon exercise of a Stock Purchase Warrant dated July 10, 2001.

      4. Any other business that may properly come before the meeting or any postponement, continuation or adjournment thereof.

      The close of business on August 15, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponement, continuation or adjournment thereof. Such stockholders may vote in person or by proxy. A list of the stockholders entitled to notice of and to vote at the Annual Meeting will be open to the examination of any stockholder of Ashton upon request during regular business hours at the offices of Ashton for the ten-day period prior to the Annual Meeting.

      You are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting. This Notice of Annual Meeting and the Proxy Statement and form of proxy are being sent or given to stockholders commencing on or about August 20, 2001.

                                                     Sincerely,


                                                     /s/ JAMES M. CONNOLLY

Philadelphia, Pennsylvania                           James M. Connolly
August 20, 2001                                      Secretary


                            YOUR VOTE IS IMPORTANT.
                PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

                                     LOGO



                       THE ASHTON TECHNOLOGY GROUP, INC.
                              1835 MARKET STREET
                                   SUITE 420
                       PHILADELPHIA, PENNSYLVANIA 19103


                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 25, 2001


      This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of The Ashton Technology Group, Inc., a Delaware corporation ("Ashton"), in connection with the solicitation of proxies by the Board of Directors (together, the "Board of Directors") for use at the Annual Meeting of Stockholders of Ashton to be held at The Sheraton Rittenhouse Square Hotel at 18th and Locust Street, Philadelphia, Pennsylvania on Tuesday, September 25, 2001, at 12:00 noon local time, and at any postponement, continuation or adjournment thereof (the "Annual Meeting"). Only stockholders of record at the close of business on August 15, 2001 are entitled to notice of, and to vote at, the Annual Meeting. The Notice of Annual Meeting, Proxy Statement and form of proxy are being sent or given to stockholders commencing on or about August 20, 2001.

      At the Annual Meeting, stockholders will be asked to (i) elect eight (8) directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified, (ii) authorize the issuance by Ashton of a sufficient number of shares of Common Stock to allow Ashton to meet its obligations under a $5.1 million Secured Convertible Note issued to RGC International Investors, LDC; (iii) authorize the issuance by Ashton of an undetermined number of shares of Common Stock under a Securities Purchase Agreement with Jameson Drive LLC and (iv) transact such other business as may properly come before the Annual Meeting.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO COMPLETE, SIGN, DATE, AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                         By Order of the Board of Directors,


                                         /s/ Fredric W. Rittereiser
                                         --------------------------
                                         Fredric W. Rittereiser
                                         Chairman and Chief Executive Officer

Philadelphia, Pennsylvania
August 20, 2001

                                 INTRODUCTION

Solicitation of Proxies

      If the accompanying proxy is properly executed and returned, the shares of the Common Stock, par value $.01 per share, of Ashton ("Common Stock") represented thereby will be voted in accordance with the instructions specified in the proxy. In the absence of instructions to the contrary, such shares will be voted (i) in favor of the election of the eight nominees for director whose names are listed herein; (ii) to authorize the issuance by Ashton of a sufficient number of shares of the Common Stock to allow Ashton to meet its obligations under $5.1 million Secured Convertible Note issued to RGC International Investors, LDC, in exchange for the remaining shares of Series F Convertible Preferred Stock held by RGC; and (iii) to authorize the issuance by Ashton of an undetermined number of shares of Common Stock under a Securities Purchase Agreement with Jameson Drive LLC, which provides for the sale by Ashton of up to $15 million worth of Common Stock, as Ashton requests it, over a two year period, and upon exercise of a Stock Purchase Warrant.

Manner and Expenses of Solicitation

      Solicitation of proxies will be undertaken by officers and employees of Ashton, on behalf of the Board of Directors, by mail, telephone, facsimile and personal contact. All costs thereof will be borne by Ashton. Ashton may also make arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the Common Stock and to request authority for the execution of proxies. If it does so, Ashton will reimburse such organizations for their reasonable expenses in connection therewith. In addition, Ashton has entered into an arrangement with Georgeson Shareholder Communications, Inc. ("Georgeson"), whereby Georgeson shall act as proxy solicitor on behalf of the Board of Directors in connection with the Annual Meeting, soliciting proxies by mail, telephone, facsimile and personal contact. In exchange for its services as proxy solicitor, Georgeson will receive payment of approximately $7,000 from Ashton.

Revocation of Proxy

      Any stockholder may revoke his or her proxy at any time prior to the voting thereof on any matter. Any stockholder who signs and returns a proxy may revoke it at any time before it has been voted by (i) delivering written notice of its revocation to Ashton, (ii) delivering to Ashton a duly executed proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

Quorum and Required Vote

      At June 30, 2001, the outstanding voting securities of Ashton consisted of 33,178,830 shares of Common Stock. Each share is entitled to one non-cumulative vote for each director to be elected and one vote on each other matter of business properly brought before the meeting. Only stockholders of record at the close of business on August 15, 2001 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. A list of all of Ashton's stockholders entitled to notice of and to vote at the Annual Meeting will be available at the Annual Meeting for inspection by any stockholder upon request and during regular business hours at the offices of Ashton for the ten-day period prior to the Annual Meeting.

      The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Votes cast in person or by proxy at the Annual Meeting will be tabulated and will determine whether or not a quorum is present. Abstentions and broker "non-votes" will be treated as shares that are present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on the matter from the customer, is barred by applicable rules from exercising discretionary voting authority in the matter, and so indicates on the proxy. Brokers who have not received voting instructions from beneficial owners by ten days prior to the Annual Meeting are not permitted to vote the shares of such holders in their discretion, subject to any instructions subsequently given by such holders prior to the Annual Meeting.

      Election of each director requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for the slot. Consequently, only the number of votes "for" and "against" affect the outcome, and abstentions and broker "non-votes" will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

      Approval and adoption of Proposal Two and Proposal Three require the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes on Proposal Two and Proposal Three and will have the same effect as negative votes. Broker "non-votes" will not be counted as votes cast for or against Proposal Two or Three.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Election as Directors

      The Board of Directors currently consists of eight (8) members: Arthur J. Bacci, Thomas G. Brown, Richard E. Butler, K. Ivan F. Gothner, Herbert Kronish, Fredric W. Rittereiser, William W. Uchimoto and Fred S. Weingard. Under Ashton's Bylaws, the Board of Directors is authorized to determine the number of directors of Ashton. The number of directors to be elected at the Annual Meeting has been fixed at eight (8). The Board of Directors has nominated Arthur J. Bacci, Thomas G. Brown, Buntzie Ellis Churchill, Wayne H. Coleson, K. Ivan F. Gothner, Fredric W. Rittereiser, William W. Uchimoto and Fred S. Weingard to be elected to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified.

      Each nominee has consented to being a nominee and to serving as a director if elected. In the event that any nominee should be unable to serve as a director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors or the Board of Directors may decide to reduce the number of directors.

    THE BOARD OF DIRECTORS OF ASHTON RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE "FOR" ALL THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

Directors and Executive Officers of Ashton

      Set forth below is certain information about the directors and executive officers of Ashton and the individuals nominated for election who are not currently serving as directors. For information concerning the number of shares of Common Stock owned by each director and all directors and executive officers as a group as of June 30, 2001, see "Security Ownership of Certain Beneficial Owners and Management."

Name                                       Age      Position
----                                       ---      --------
Fredric W. Rittereiser (1)                 64       Chairman, Chief Executive Officer and Director
Arthur J. Bacci (1)                        42       President, Chief Operating Officer and Director
Thomas G. Brown (1)                        55       Director
Richard E. Butler (2)                      65       Director
Buntzie Ellis Churchill (1)                62       Nominee
Wayne H. Coleson (1)                       40       Nominee
K. Ivan F. Gothner (1)                     43       Director
Herbert Kronish (2)                        75       Director
William W. Uchimoto (1)                    45       Executive Vice President, General Counsel, and Director
Fred S. Weingard (1)                       48       Executive Vice President, Chief Technology Officer, and
                                                    Director
Jennifer L. Andrews                        31       Senior Vice President and Chief Financial Officer

(1) Nominee for election as director.
(2) This individual is not standing for reelection as a director.

      Fredric W. Rittereiser has been Chairman of the Board of Directors since March 24, 1999. Mr. Rittereiser has been Chief Executive Officer of Ashton since October 1996 and a member of the Board of Directors since December 1996. Mr. Rittereiser also serves as Chairman and Chief Executive Officer of Universal Trading Technologies Corporation ("UTTC") and as a director of Electronic Market Center, Inc. ("eMC") and Ashton Technology Canada, Inc. ("ATG Canada"), each a majority owned subsidiary of Ashton. Mr. Rittereiser also serves as a director of NextExchange, Inc. ("NextExchange") and Croix Securities, Inc., both wholly owned subsidiaries of UTTC. Mr. Rittereiser was an independent management consultant from 1990 until 1996, mainly serving companies involved in the financial services industry, having held senior management positions with a number of investment banking firms prior to becoming an independent management consultant. He also has extensive experience in the development and introduction of electronic securities trading systems, having served as President, Chief Operating Officer and director of Instinet Corporation, a publicly held company, from 1983 through 1985. Mr. Rittereiser is also a director of Rexnetwork.com, Inc., a privately held company.

      Arthur J. Bacci has been President and Chief Operating Officer since March 24, 1999 and a member of the Board of Directors since September 1999. From August 1998 to June 2000, Mr. Bacci served as Chief Financial Officer of Ashton and UTTC and as Chief Financial Officer of Gomez, Inc. from January 1999 to December 1999. Mr. Bacci is also Chairman and Chief Executive Officer of eMC. Mr. Bacci serves as a director of ATG Canada and NextExchange. Immediately prior to joining Ashton in 1998, Mr. Bacci was a Senior Manager at KPMG. From 1995 to 1997, Mr. Bacci was a Principal Consultant with Price Waterhouse. Before joining Price Waterhouse, Mr. Bacci held various management positions with William E. Simon & Sons and its affiliates since 1988.

      Thomas G. Brown has been a member of the Board of Directors since September 1999. Mr. Brown has served as the Chief Financial Officer and a director of Mobile P.E.T. Systems, Inc., a publicly traded company, since April 1999. Mr. Brown has been President and Managing Director of Wyndham Capital Corporation, an investment banking and research firm since he founded it in 1996. Mr. Brown was also a co-founder of Ablum, Brown & Company, an investment banking firm specializing in leveraged buyout transactions and served as its Managing Director from January 1988 until December 1995. Prior to his tenure with Ablum, Brown & Company, Mr. Brown served as principal of several investment management and investment banking firms, including seven years as a principal of Deihl, Speyer & Brown, a regional investment banking firm. Mr. Brown is a Chartered Financial Analyst.

      Richard E. Butler has been a member of the Board of Directors since February 1998. Mr. Butler has been an independent management and marketing consultant since 1984. Throughout his career, Mr. Butler has been active in marketing and strategic development for a variety of public and private companies. Mr. Butler has held executive positions with organizations including CBS and Prepared Products and has served as President and Chief Executive Officer of BBDO/West. His work experience has focused on new and emerging companies and industries ranging from financial services to consumer products. Mr. Butler has served as a director of several public and private companies and was a founding director of Metrobank, now Comerica.

      Buntzie Ellis Churchill has been President of the World Affairs Council of Philadelphia for 18 years. The Council has a national reputation for excellence and is one of the top ten public policy forums in the U.S. Under Mrs. Churchill's leadership, the Council has tripled the budget, diversified revenues, doubled membership, increased corporate contributions and developed a corporate sponsorship program now producing one-third of the total budget. Her other activities include the Council on Foreign Relations in New York, the Pennsylvania Women's Forum and, in Philadelphia, the Union League, the Athenaeum and the Committee on Foreign Relations. Active with her alma mater, the University of Pennsylvania, she serves on the Advisory Committee of the Center for Bioethics and the Council of Penn Women. She is also a director of Leadership, Inc. and the Global Interdependence Center. For ten years Mrs. Churchill was heard daily on WFLN/FM interviewing experts on international issues.

      Wayne H. Coleson has been President of Avalon Capital since 1996. Avalon is an investment management company concentrating in U.S. micro-cap equities. Mr. Coleson has been Head of Institutional Sales for Shoreline Pacific, a firm specializing in private placements, from 1994 to 1996. Mr. Coleson was also the Head Institutional Sales for Laffer-Warren from 1992 to 1994. Prior to Laffer-Warren, Mr. Coleson served in institutional sales for Lehman Brothers for six years.

      K. Ivan F. Gothner has been a member of the Board of Directors since December 1997. Mr. Gothner also serves as a director of UTTC, eMC and Gomez, Inc., an affiliate of Ashton. Mr. Gothner is Managing Director and founder of Adirondack Capital, LLC, ("Adirondack") a private merchant banking firm, which focuses on serving small and mid-size growth companies. Mr. Gothner also served as Managing Director of First United Equities Corporation ("First United") from 1995 to 1997. First United was the managing underwriter of Ashton's initial public offering, for which it received customary compensation. From 1994 to 1995, Mr. Gothner served as the Executive Vice President and interim Chief Operating Officer of Breasy Medical Equipment (USA) Inc. Mr. Gothner is also a director of Mobile P.E.T. Systems, Inc., a publicly traded company.

      Herbert Kronish has been a member of the Board of Directors since June 2000. Mr. Kronish is the founder and a Senior Partner of the New York law firm of Kronish Lieb Weiner & Hellman LLP. Mr. Kronish has focused his law practice primarily in the areas of public and private financings and mergers and acquisitions. Mr. Kronish has been admitted to practice law since 1953 and is a member of the Association of the Bar of the City of New York, the New York State Bar Association, the New York County Lawyers Association and the American Bar Association. Mr. Kronish served as a member of the Board of Directors of Ampal-American Israel Corporation, a publicly traded company, from 1994 to 1997. Mr. Kronish serves as a director of UJA Federation of Jewish Philanthropies, New York, and the American Jewish Joint Distribution Committee and was a member of the Board of Governors of the Jewish Agency for Israel from 1992 to 1998.

      William W. Uchimoto has been a member of the Board of Directors and has served as Executive Vice President and General Counsel of Ashton since June 1998. Mr. Uchimoto also serves as the President of NextExchange. Mr. Uchimoto joined UTTC in the fall of 1997 as Executive Vice President of International Business Development. Mr. Uchimoto served as Associate General Counsel of the Philadelphia Stock Exchange from 1986 to 1987, at which time he was appointed General Counsel, a position he held until 1997. From 1981 to 1986, Mr. Uchimoto was an attorney with the Securities and Exchange Commission.

      Fred S. Weingard has been Executive Vice President of Systems and Advanced Analytics and Chief Technology Officer since July 1996 and a member of the Board of Directors since October 1996. Mr. Weingard also serves as a director of UTTC. Mr. Weingard was employed as a principal of Booz Allen & Hamilton Inc. ("Booz Allen") from 1985 until June 1996. Mr. Weingard was the founder and director of Booz Allen's Advanced Computational Technologies & Systems practice. Mr. Weingard is a Professional Engineer and is registered in New York State and Washington State. Mr. Weingard has expertise in systems engineering, integration, and test and in the field of neural networks and has been an invited panelist/lecturer for government, industry, academia, and professional societies. He has co-authored over 12 scientific papers and publications and holds patents on several inventions.

      Jennifer L. Andrews has been Senior Vice President and Chief Financial Officer since June 2000. From July 1999 to June 2000, Ms Andrews served as Controller of Ashton and UTTC. From 1992 to 1999, Ms Andrews was an Audit Manager at Ernst & Young LLP.

Committees of the Board of Directors

      The Board of Directors has three committees: a Compensation Committee, an Audit Committee and a Nominating Committee.

      The Audit Committee is comprised of Thomas G. Brown, Richard E. Butler, K. Ivan F. Gothner and Herbert Kronish. Richard E. Butler is Chairman of the Audit Committee. The Audit Committee considers and reviews all matters arising in connection with external audit reports, auditors' management reports and related matters. The Audit Committee met three times during the last fiscal year.

      Messrs. Brown, Butler and Kronish satisfy the "independent director" standards of the National Association of Securities Dealers, Inc. ("NASD"), as they apply to the audit committees of public companies registered for trading on the Nasdaq Stock Market, Inc. ("Nasdaq"). Mr. Gothner, however, does not meet this standard due to his receipt of compensation from Ashton in excess of $60,000, other than his compensation for board service. Under the NASD's rules, Mr. Gothner may continue to serve as a member of Ashton's Audit Committee, provided that (i) the Board discloses the nature of Mr. Gothner's relationship to Ashton (see "Certain Relationships and Related Transactions: Adirondack Capital, LLC and K. Ivan F. Gothner;") and (ii) the Board of Directors determines that Mr. Gothner's service on the Audit Committee is in the best interests of Ashton and its stockholders and the Board discloses, in this proxy statement, the reasons for that determination. The Board of Directors has determined that it is in the best interests of Ashton and its stockholders to continue the appointment of Mr. Gothner to the Audit Committee, notwithstanding the fact that he does not meet the technical requirements for independence under the NASD rules. Mr. Gothner has served on the Board of Directors of Ashton since December 1997 and has provided guidance to Ashton, through his service on the Audit Committee, in the areas of strategic planning and corporate finance. This guidance has been important to Ashton in striving toward its long-term goals. In addition, Mr. Gothner has played a critical role in attracting capital to Ashton by acting as the investment banker for most of Ashton's private equity financing. Furthermore, Mr. Gothner has always voted independently as a member of the Audit Committee and Board of Directors. Therefore, the Board of Directors has determined that it is in the best interests of Ashton to re-appoint Mr. Gothner to the Audit Committee.

      The Compensation Committee is comprised of Thomas G. Brown, Richard E. Butler, K. Ivan F. Gothner and Herbert Kronish. K. Ivan F. Gothner is the Chairman of the Compensation Committee. The Compensation Committee reviews the compensation of all officers of Ashton and administers Ashton's employee stock option and incentive plans. The Compensation Committee met four times during the last fiscal year.

      The Board of Directors formed the Nominating Committee in May 1999. The Nominating Committee currently consists of Messrs. Rittereiser, Bacci and Gothner. The Nominating Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The Nominating Committee considers suggestions from various sources including stockholders. Such suggestions together with appropriate biographical information, should be submitted to the Secretary of the Company. The Nominating Committee met once during the last fiscal year.

      The Board of Directors held eleven (11) meetings during the last fiscal year. Each of Ashton's directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of all committees of which he was a member held during the portion of the year that he was a member of the Board of Directors or committee member.

Compensation of Directors

      The directors of Ashton who are also executive officers have not been compensated for their service as directors. Each non-employee director receives a monthly retainer fee of $5,000. In addition, the Chairman of the Audit Committee is paid an additional monthly fee of $2,500. Directors are also reimbursed for out-of-pocket expenses.

      Commencing August 1, 2001, all non-employee directors will receive a monthly retainer fee of

$1,500 and will also be reimbursed for out-of-pocket expenses. The Chairman of the Audit Committee will be paid an additional monthly fee of $1,000. The non-employee directors also participate in our Stock Option Plans. We grant options to purchase shares of Common Stock to each person who becomes a non-employee director at the time of initial election or appointment. These options are granted with an exercise price per share equal to 100% of the fair market value of a share on the date of grant. Such options expire five years after the date of grant.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      Mr. Rittereiser, Ashton and UTTC are parties to an Employment Agreement, effective September 1, 2000, which provides that Mr. Rittereiser serve as Chief Executive Officer of Ashton and UTTC for a period of five years. The agreement provides that Mr. Rittereiser be paid a salary of $300,000 per year by UTTC and a salary of $60,000 per year by Ashton. Upon the execution of the Employment Agreement, Ashton granted Mr. Rittereiser a five-year option to purchase 500,000 shares of Common Stock at a price of $10.50 per share. The options granted in connection with the execution of the agreement vest 20% upon execution of the Employment Agreement, 20% on September 1, 2001 and 60% on September 1, 2002. Additionally, Ashton agreed to maintain term life insurance policies on Mr. Rittereiser in the amount of $5,000,000 and key man life insurance policies on Mr. Rittereiser in the amount of $3,000,000. In the event of Mr. Rittereiser's termination without cause, Ashton is required to pay his salary for the remainder of the term of the Employment Agreement, continue his benefits for the duration of the term of the agreement and all outstanding stock options vest immediately. The agreement also contains customary confidentiality and non-competition provisions.

      Mr. Weingard, Ashton and UTTC are parties to an Employment Agreement, which provides that Mr. Weingard is to serve as Executive Vice President of Technology and Advanced Analytics. The agreement, as amended as of June 24, 1999, provides that Mr. Weingard shall be paid a salary of $265,000 per year for a three-year term ending in July 2002. Under the agreement, Mr. Weingard was granted a five-year option to purchase 187,500 shares of UTTC Common Stock at a price of $2.00 per share which became exercisable on July 8, 1998 and an option to purchase 100,000 shares of Common Stock at a price of $14.25 per share, which became fully exercisable in June 1999. Additionally, upon the extension of Mr. Weingard's Employment Agreement, Ashton granted Mr. Weingard a five-year option to purchase 100,000 shares of Common Stock at a price of $10.50 per share, which became exercisable on June 24, 1999, and Ashton agreed to register 150,000 shares of Common Stock underlying options that were granted to Mr. Weingard on July 15, 1998. The agreement also provides that Ashton or UTTC shall maintain Officer's Errors and Omissions Insurance including Mr. Weingard as an insured. In the event of Mr. Weingard's termination with or without cause, Ashton or UTTC is required to pay Mr. Weingard one month's base salary for each whole or partial six-month period of employment remaining under the agreement. The agreement also contains customary provisions regarding confidentiality and non-competition.

         Ashton and Mr. Bacci were parties to an Employment Agreement pursuant to which Ashton agreed to employ Mr. Bacci for a three-year term ending on July 13, 2001. The agreement provides that Mr. Bacci be paid a salary of $260,000 per year and provides for a one-time lump sum payment of $68,000 related to relocation expenses. Under the agreement, Mr. Bacci is eligible to participate in any bonus plan established for executives of Ashton and is entitled to all benefits provided to similarly situated employees of Ashton. In connection with the execution of the agreement, Ashton granted Mr. Bacci a five-year option to purchase 150,000 shares of Common Stock at $3.188 and a five-year warrant to purchase 187,500 shares of Common Stock of UTTC at a price of $1.33 per share. All of the options granted in connection with the execution of the agreement vest over the term of the agreement. In the event of Mr. Bacci's termination without cause, Ashton is required to pay his salary for six months and continue his benefits for the duration of the term of the agreement. The agreement also contains customary confidentiality and non-competition provisions.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management

         The following tables set forth certain information as of June 30, 2001, regarding (i) the beneficial ownership of the equity securities of Ashton and certain of its subsidiaries by the executive officers and directors of Ashton, and (ii) the beneficial ownership of the equity securities of Ashton and certain of its subsidiaries by all executive officers and directors of Ashton as a group.

1. The Ashton Technology Group, Inc., Common Stock, par value $0.01 per share. As of June 30, 2001, there were 33,178,830 shares of Common Stock issued and outstanding.

                                                                    Amount and
                                                                     Nature of
Name and Address of                                                 Beneficial                     Percent
Beneficial Owner**                                                   Ownership                     Of Class
------------------                                                   ---------                     --------
Arthur J. Bacci......................................                   243,660 (1)                   *
Thomas  G. Brown.....................................                    55,000 (2)                   *
Richard E. Butler....................................                   230,000 (3)                   *
Buntzie Ellis Churchill..............................                       -0-                       *
Wayne H. Coleson.....................................                       -0-                       *
K. Ivan F. Gothner...................................                   770,262 (4)                 2.3%
Herbert Kronish......................................                   100,000 (5)                   *
Fredric W. Rittereiser...............................                 1,628,500 (6)                 4.8%
William W. Uchimoto..................................                   275,536 (7)                   *
Fred S. Weingard.....................................                   873,869 (8)                 2.6%
All executive officers and directors of the
     Company as a group (11 persons).................                 4,187,427***                 11.4%

*      Represents less than 1%.
** The address of each of the beneficial owners in the foregoing table is c/o The Ashton Technology Group, Inc., Eleven Penn Center, 1835 Market Street, Suite 420, Philadelphia, PA 19103.
***    Includes 3,643,965 shares issuable upon exercise of options.
(1) Represents (i) 6,100 shares of Common Stock; (ii) 150,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $3.1875 per share; and (iii) 87,560 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(2) Represents (i) 50,000 shares of Common Stock issuable upon exercise of stock options, which are currently exercisable at $1.875 per share, and
       (ii) 5,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $9.06 per share.
(3) Represents (i) 180,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable $1.875 per share; and (ii) 50,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(4) Represents (i) 20,262 shares of Common Stock; and (ii) 750,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $1.875 per share.
(5) Represents 100,000 shares of Common Stock issuable upon the exercise of options, which are currently exercisable at $1.875 per share.
(6) Mr. Rittereiser may be deemed to be the beneficial owner of: (i) 403,500 shares of Common Stock held of record by The Dover Group, Inc ("Dover");
       (ii) 25,000 shares of Common Stock issuable upon the exercise of Redeemable Warrants held by Dover which are currently exercisable at $5.85 per share; (iii) 1,000,000 shares of Common Stock issuable upon exercise of options held by Mr. Rittereiser which are currently exercisable at $1.875 per share; (iv) 100,000 shares of Common

       Stock issuable upon exercise of options held by Mr. Rittereiser which are currently exercisable at $10.50 per share; and (v) 100,000 shares held by Mr. Rittereiser's wife as a gift from her father, Frederick Weimmer, Sr., of which Mr. Rittereiser disclaims beneficial ownership. Dover is a corporation of which Mr. Rittereiser is the sole stockholder, director and officer.
(7) Represents (i) 3,000 shares of Common Stock; (ii) 180,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $1.875 per share; and (iii) 92,536 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(8) Represents (i) 10,000 shares of Common Stock; (ii) 100,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $14.25 per share; (iii) 538,750 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $1.875 per share; (iv) 100,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $10.50 per share; and (v) 125,119 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.


2. Universal Trading Technologies Corporation (Majority Owned Subsidiary), Common Stock, par value $0.01 per share. As of June 30, 2001, there were 18,530,417 shares outstanding.

                                                                         Amount and
                                                                          Nature of
Name and Address of                                                      Beneficial                       Percent
Beneficial Owner                                                          Ownership                      of Class
----------------                                                          ---------                      --------
Arthur J. Bacci......................................                    500,000 (1)                       2.6%
Thomas G. Brown......................................                    125,000 (2)                         *
Richard E. Butler....................................                    225,000 (3)                       1.2%
Buntzie Ellis Churchill..............................                         -0-                            *
Wayne H. Coleson.....................................                         -0-                            *
K. Ivan F. Gothner...................................                    640,000 (4)                       3.3%
Herbert Kronish......................................                         -0-                            *
Fredric W. Rittereiser...............................                  1,000,001 (5)                       5.2%
William W. Uchimoto..................................                    500,000 (6)                       2.6%
Fred S. Weingard.....................................                    650,000 (7)                       3.4%
All executive officers and directors as a group
(11 persons).........................................                  3,649,001**                        16.7%

*      Represents less than 1%.
** Includes 3,399,000 shares issuable upon exercise of options and 546,375 shares issuable upon conversion of Series TK Convertible Preferred Stock.
(1) Represents (i) 187,500 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $1.33 per share; and (ii) 312,500 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(2) Represents 125,000 shares of Common Stock issuable upon exercise of stock options, which are currently exercisable at $2.00 per share.
(3) Represents 225,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(4) Represents 640,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(5) Represents (i) 250,001 shares of Common Stock held by Dover; and (ii) 750,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.
(6) Represents 500,000 shares of Common Stock issuable upon the exercise of options, which are currently exercisable at $2.00 per share.

(7) Represents (i) 650,000 shares of Common Stock issuable upon exercise of options, which are currently exercisable at $2.00 per share.


3. Electronic Market Center, Inc. (Majority Owned Subsidiary), Common Stock, par value $0.0001 per share. As of June 30, 2001, there were 10,130,000 shares outstanding.

                                                                         Amount and
                                                                          Nature of
Name and Address of                                                      Beneficial                       Percent
Beneficial Owner                                                          Ownership                      Of Class
----------------                                                          ---------                      --------
Arthur J. Bacci......................................                      237,500                         2.3%
Thomas G. Brown......................................                       75,000                           *
Richard E. Butler....................................                       75,000                           *
Buntzie Ellis Churchill..............................                         -0-                            *
Wayne H. Coleson.....................................                         -0-                            *
K. Ivan F. Gothner...................................                      187,500                         1.9%
Herbert Kronish......................................                        -0-                             *
Fredric W. Rittereiser...............................                      300,000                         3.0%
William W. Uchimoto..................................                      175,000                         1.7%
Fred S. Weingard.....................................                      175,000                         1.7%
All executive officers and directors as a group
(11 persons)                                                             1,400,000                        13.8%

*     Represents less than 1%.

Certain Beneficial Owners

      There were no persons who are known by Ashton to own beneficially more than five percent (5%) of the Common Stock as of June 30, 2001.

                            EXECUTIVE COMPENSATION

         The table below sets forth the amount of all compensation paid by Ashton during the years ended March 31, 2001, March 31, 2000, and March 31, 1999 to Ashton's Chief Executive Officer and to Ashton's most highly compensated executive officers.

                           Summary Compensation Table

                                            Annual Compensation                       Long-Term
                                                                                      ---------
                                                                                     Compensation
                                                                                     ------------
                                                                               Number              All
       Name and                             Salary    Bonus       Other          Of               Other
  Principal Position            Year         ($)       ($)         ($)        Options              ($)
  ------------------            ----         ---       ---         ---        -------              ---
Fredric W. Rittereiser....       2001       210,000        -0-        -0-        500,000       83,313/(2)(4)/
     Chairman and Chief          2000/(1)/      -0-        -0-        -0-            -0-       62,486/(2)(4)/
    Executive Officer            1999/(1)/      -0-        -0-        -0-      1,000,000       31,272/(2)/

Arthur J. Bacci...........       2001       230,833        -0-        -0-            -0-       13,440/(4)/
    President and Chief          2000       175,000        -0-        -0-            -0-       10,049/(4)/
    Operating Officer            1999        92,307        -0-     68,000/(3)/   250,000          -0-

William W. Uchimoto.......       2001       210,000        -0-        -0-            -0-       16,258/(4)/
    Executive Vice               2000       190,000        -0-        -0-            -0-       12,195/(4)/
    President and                1999       119,851     25,000/(5)/   -0-        280,000          -0-
    General Counsel

Fred S. Weingard.........        2001       265,000        -0-        -0-            -0-       20,076/(4)/
    Executive Vice               2000       245,000     65,000        -0-        100,000       15,057/(4)/
    President and Chief          1999       188,557    120,000        -0-        688,750          -0-
    Technology Officer

_____________
(1) Dover was paid $75,000, $180,000 and $235,000 in consulting fees for the fiscal years ended March 31, 2001, 2000 and 1999, respectively. Mr. Rittereiser is the sole stockholder, director and officer of Dover. On September 1, 2000, Mr. Rittereiser and Ashton entered into an Employment Agreement pursuant to which Mr. Rittereiser is compensated directly by Ashton and UTTC.
(2) Represents the payment of the premiums of a life insurance policy for the benefit of the family of Mr. Rittereiser.
(3) Represents a one-time lump sum payment for the reimbursement of relocation expenses.
(4)      Represents the payment of the premiums of a life insurance policy.
(5) Represents one-time signing bonus paid upon becoming an officer of Ashton.

         On July 1, 1999, Ashton entered into deferred compensation plans with each of its key executives. Pursuant to the plan, Ashton maintains (a) term life insurance policies on Mr. Rittereiser in the amount of $5,000,000 (b) key man life insurance policies on Mr. Rittereiser in the amount of $3,000,000, (c) term life insurance policies on Mr. Bacci, Mr. Uchimoto, and Mr. Weingard in the amount of $1,100,000 each, and (d) key man split-dollar life insurance policies on Mr. Bacci, Mr. Uchimoto, and Mr. Weingard in the amount of $900,000 each. The plan provides that each executive's interest in the respective policy vests upon the first to occur of (i) the fifth anniversary of the policy commencement date, provided the executive is still employed by Ashton; (ii) the executive's retirement from employment on or after age 65; (iii) a determination that the executive is totally and permanently disabled; or (iv) a change in control of Ashton. Within 90 days following the date upon which each executive's interest in the policy vests, the policy will be transferred to the executive. Should the executive die prior to vesting of the policy, the executive's designated beneficiary will receive the death benefits associated with the policy, less premium payments made by Ashton.

         Since inception, Ashton has not granted stock appreciation rights and does not have a defined benefit or actuarial plan.


Option Grants in Last Fiscal Year

         The following table sets forth, for each of the named executive officers, certain information concerning options granted during the fiscal year ended March 31, 2001.

                      Option/SAR Grants in Last Fiscal Year

                                                                                               Potential realizable
                                                                                             value at assumed annual
                                                                                               rates of stock price
                                                                                             appreciation for option
                                          Individual Grants                                           term

                                   Number of           % of Total
                                   Securities       Options Granted      Exercise or
                               Underlying Options   to Employees in      Base Price    Expiration
            Name                  Granted (#)         fiscal year         ($/share)       Date      5%($)        10%($)
            ----                   ---------          -----------        ---------       ----        -----        ------

Fredric W. Rittereiser......        500,000            46.2%           $10.50         9/1/05       $0            $0

Aggregated Option Exercises in Year Ended March 31, 2001 and Year End Option Values

      The following table sets forth certain information concerning the number of unexercised stock options held by Ashton's executive officers at March 31, 2001 and the value thereof and the number of exercised options and the value thereof during the fiscal year ended March 31, 2001. Amounts were calculated by multiplying the number of unexercised options by the closing price of the Common Stock on March 31, 2001 ($1.47) and subtracting the exercise price.

                               Shares                Number of Securities                   In-the-Money Value
                              Acquired     Value    Underlying Unexercised                    of Unexercised
                                 On       Realized   Options at FY-End (#)                Options at FY-End ($)
         Name                Exercises      ($)    Exercisable/Unexercisable            Exercisable/Unexercisable
         ----                ---------      ---    -------------------------            -------------------------
Fredric W. Rittereiser......         --          --           1,500,000/-0-                      -0-/-0-
Arthur J. Bacci.............      5,000      16,719             237,560/-0-                      -0-/-0-
William W. Uchimoto.........      3,000      10,032             272,536/-0-                      -0-/-0-
Fred S. Weingard............     10,000      33,440             863,869/-0-                      -0-/-0-
Jennifer L. Andrews.........         --          --              10,000/-0-                      -0-/-0-

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Dover Group, Inc. and Fredric W. Rittereiser. On January 14, 1998, we entered into an agreement with Dover and Mr. Rittereiser, whereby they agreed to reimburse us for $413,980 in legal costs associated with a lawsuit brought by David N. Rosensaft against Ashton, UTTC, Dover and Mr. Rittereiser, to the extent such costs were not covered by our directors' and officers' liability insurance carrier. Dover and Mr. Rittereiser pledged 250,001 shares of UTTC Common Stock as collateral in support of their agreement to pay the legal costs. On March 4, 1998, the U.S. District Court for the Southern District of New York entered an order awarding damages against Dover and Mr. Rittereiser in the Rosensaft lawsuit in the amount of $1.2 million. We were previously dismissed as a party to the Rosensaft lawsuit. On April 7, 1998, our board of directors, after due deliberation, concluded that Ashton and UTTC both derived mutual benefit from the Rosensaft settlement entered into by Dover and Mr. Rittereiser. Ashton's board resolved to fund one-third of the $1.2 million settlement amount, and, UTTC agreed to fund one-third of the Rosensaft settlement. On April 8, 1998, we loaned $380,000 to Dover and Mr. Rittereiser at an annual interest rate of 9% for thirty months to satisfy their one-third portion of the Rosensaft settlement. In exchange for the loan, Dover initially pledged 300,000 shares of Ashton Common Stock which it owned.

      On April 3, 2000, our Board of Directors determined that it would not receive any payments from its insurance carrier in connection with the claim it filed for the Rosensaft lawsuit. At that time, the board resolved to accept from Dover and Mr. Rittereiser shares of Gomez Common Stock owned by Dover equivalent in value to the amounts due under the loan agreement and for the legal costs, or approximately $884,564, as full and complete satisfaction of the debts. On November 23, 2000, we agreed to accept 216,805 shares of Gomez Common Stock. The price of the Gomez stock was determined by our board based upon the price of the Gomez Series D Preferred Stock issued in October 2000, discounted by 20% to reflect the liquidation preference and dividends applicable to the Gomez Series D Preferred.

      In April 2000, Mr. Rittereiser entered into an agreement with Morgan Stanley Dean Witter, whereby he pledged certain shares of his Ashton Common Stock in exchange for a loan in the amount of $500,000. Morgan Stanley requested that we provide additional credit enhancements to secure the Rittereiser loan, in the form of a guarantee by Ashton. We agreed to guarantee the Rittereiser loan up to $500,000, on the condition that Mr. Rittereiser secure our guarantee with sufficient personal collateral pledged to us, and on the condition that the guarantee shall only extend until such time that Mr. Rittereiser either repays the Rittereiser loan or locates other collateral to substitute for our guarantee. Mr. Rittereiser agreed to secure our guarantee of the Rittereiser loan with a first lien on certain real estate that he owns, which is valued in excess of $500,000, and has agreed to repay the Rittereiser loan and/or locate substitute collateral for our guarantee within a reasonable period of time.

      Adirondack Capital, LLC and K. Ivan F. Gothner. In May 1997, Ashton retained Adirondack Capital, LLC to provide investment banking and financial advisory services. K. Ivan F. Gothner, a member of Ashton's Board of Directors, is the Managing Director of Adirondack. Ashton paid consulting fees to Adirondack amounting to $120,000 during fiscal 2001. In addition, Ashton paid Adirondack a fee of $75,000 in September 2000 to terminate a fee agreement for advisory services provided by Adirondack to eMC. Additionally, commencing April 1, 1999, Mr. Gothner began to receive a monthly board retainer fee of $5,000 per month.

      Kronish Lieb Weiner & Hellman LLP and Herbert Kronish. Kronish, Lieb, Weiner & Hellman LLP, the law firm of which Herbert Kronish, a director of Ashton, is a Senior Partner, acted as counsel to Ashton in various matters during fiscal 2001 and was paid aggregate fees of $65,071 during that period.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to Ashton during and with respect to its most recent fiscal year, Ashton believes that all of its executive officers, directors and persons who may have been deemed to be greater than 10% stockholders during the year have made all filings required to be made under Section 16(a) of the Securities Exchange Act of 1934, as amended, except that K. Ivan F. Gothner, a Company director, filed one Form 5 that reported one transaction that was not reported on a timely basis.


      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None.

      COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      INTRODUCTION

      The Compensation Committee of the Board of Directors is responsible for developing and implementing compensation policies, plans and programs for our executive officers to enhance our profitability, and thus stockholder value, by providing for competitive levels of compensation, rewarding performance that enhances profitability and encouraging long-term service. The Compensation Committee is comprised of a majority of persons who are not current or former employees of our company.

      The principal components of ongoing compensation of executive officers are salary; an annual bonus tied to performance and stock option awards providing incentives and rewards for long-term service and performance. The Compensation Committee's functions include reviewing salary levels for executive officers on an annual basis, establishing and determining the level of performance targets upon which payment of annual bonuses is conditioned and other terms of such annual bonuses, granting stock options and otherwise administering our Incentive and Stock Option Plans. The Compensation Committee administers our Incentive Plans, which provides for the award of incentive and non-qualified stock options, restricted Company stock, performance shares and performance units to selected officers, directors, key employees and consultants of Ashton and its subsidiaries. The Compensation Committee acts on behalf of our company in negotiating the terms of employment agreements (including modifications to existing employment agreements) with executive officers and advises and makes recommendations to the Board of Directors regarding the approval of such employment agreements and adoption of compensation and benefit plans (including amendments to existing plans) in which executive officers and directors may participate.

      The Compensation Committee intends that compensation paid to the Chairman of the Board of Directors, Chief Executive Officer and President and the other executive officers named in the Summary Compensation Table not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), so long as this can be achieved in a manner consistent with the Compensation Committee's other objectives. Code Section 162(m) generally eliminates a corporation's tax deduction in a given year for payments to certain named executive officers in excess of $1 million, unless such payments result from "qualified performance-based compensation." The Compensation Committee has been advised that compensation paid in fiscal 2001 will not be subject to the limitation on deductibility under Code Section 162(m).

      COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      In prior fiscal years, including five months of the 2001 fiscal year, Ashton's Chief Executive Officer was compensated through a consulting arrangement with The Dover Group, Inc. Beginning on September 1, 2000, Ashton and Mr. Rittereiser entered into an Employment Agreement with a term of five years. In establishing the compensation to be paid to the Chief Executive Officer, the Committee sought to maintain a level of total current compensation that is competitive with that of chief executives of certain other companies in the e-commerce financial services industry at comparable stages of development. Mr. Rittereiser's base salary is fixed during the term of his employment agreement. In addition, in order to align Mr. Rittereiser's interests with the long-term interests of Ashton's stockholders, the Compensation Committee made a significant portion of the value of his total compensation dependent on the long-term appreciation of Ashton's stock price.

          COMPENSATION OF OTHER EXECUTIVE OFFICERS

          Our compensation program for other executive officers is reviewed annually to provide amounts generally consistent with the range paid by companies in similar industries, but without pegging such amounts to a specific percentile. The salary increases and option grants for fiscal 2001 were intended to highlight the strong link between each executive officer's annual compensation and Ashton's target level of performance.

          On the basis of the increase in Mr. Bacci's responsibilities and his performance during fiscal 2000 and 2001, the Committee increased Mr. Bacci's salary from $210,000 per year to $260,000 per year.

          Other than the stock options issued to Mr. Rittereiser pursuant to the Employment Agreement, the Committee did not authorize the grant of stock options to any executive officer during fiscal 2001.


                                                    K. Ivan F. Gothner, Chairman
                                                    Thomas G. Brown
                                                    Richard E. Butler
                                                    Herbert Kronish


                         REPORT OF THE AUDIT COMMITTEE

          The Audit Committee has reviewed Ashton's audited financial statements for the last fiscal year and discussed them with management.

          Ashton's independent auditors, Goldstein Golub Kessler LLP ("GGK"), have discussed with the Audit Committee the quality, in their judgment, as well as the acceptability of Ashton's accounting principles as applied in its financial reporting. GGK, the Audit Committee and management have discussed matters such as the consistency, clarity and completeness of accounting policies and disclosures, the reasonableness of significant judgments and accounting estimates, significant audit adjustments, and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

          GGK has disclosed to the Audit Committee, in writing, all relationships between GGK and its related entities and Ashton and its related entities that, in GGK's professional judgment, may reasonably be thought to bear on independence and has confirmed that, in its professional judgment, GGK is independent of Ashton within the meaning of the Securities Act of 1933, as amended. GGK has also discussed its independence with the Audit Committee.

         The Audit Committee, based on the review and discussions described above, has recommended to the Board of Directors that the audited financial statements be included in Ashton's Annual Report on Form 10-K for the last fiscal year.

                                                    Richard E. Butler, Chairman
                                                    Thomas G. Brown
                                                    K. Ivan F. Gothner
                                                    Herbert Kronish

                               PERFORMANCE GRAPH


         The following graph compares the percentage change in cumulative total stockholder return on our Common Stock since May 2, 1996, the date our shares began trading on The Nasdaq Stock Market, with the cumulative total return on the Russell 2000 Index, a Peer Group (1), and an index composed of a representative group of companies from the SIC Code for Security Brokers and Dealers (2)over the same period. The comparison assumes $100 was invested on May 2, 1996 in the Common Stock and in each of the indices and assumes reinvestment of dividends, if any, from that date to March 31, 2001, Ashton has not paid cash dividends on the Common Stock. Historic stock prices are not indicative of future stock price performance. Information included in the graph was obtained from MEDIA GENERAL FINANCIAL SERVICES P.O. BOX 85333 RICHMOND, VA 23293 PHONE:
1- (800) 446-7922 FAX: 1- (804) 649-6826

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS


                                  ------------------------------ FISCAL YEAR ENDING----------------------------------
COMPANY/INDEX/MARKET              5/02/1996       3/31/97        3/31/1998      3/31/99     3/31/2000       3/30/2001
Ashton Tech Group                    100.00         36.00            42.00        39.00         90.00           15.34

Peer Group                           100.00        93.65            147.96        666.87       818.41          368.24
SIC Index                            100.00       127.23            229.82        316.77       387.14          303.87

Russell 2000 Index                   100.00        99.77            141.67        117.91       159.79          133.38


Note: Base price date is 5/02/1996

(1) The Peer Group consists of companies that provide products and/or services that are related to those of Ashton. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at the Peer Group average. The members of the Peer Group as follows: Ameritrade Holding Corporation, E*Trade Group, Inc., Investment Technology Group, Inc., Knight Trading Group, Inc. (formerly Trimark Securities, Inc.), and Track Data Corporation. The Peer Group used last year included each of these companies and Donaldson Lufkin & Jenrette and National Discount Brokers Group, Inc., which are not included this year as a result of their merger or acquisition.

(2) Based on the reduction of companies in the Peer Group, we believe the SIC Index for Security Brokers & Dealers is better representative of our competition.

                                 PROPOSAL TWO

TO AUTHORIZE THE ISSUANCE BY ASHTON OF A SUFFICIENT NUMBER OF SHARES OF COMMON STOCK TO ALLOW ASHTON TO MEET ITS OBLIGATIONS UNDER A $5.1 MILLION SECURED CONVERTIBLE NOTE ISSUED TO RGC INTERNATIONAL INVESTORS, LDC IN EXCHANGE FOR THE REMAINING SHARES OF SERIES F CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, PURSUANT TO A SECURITIES EXCHANGE AGREEMENT DATED JULY 13, 2001

THE BOARD OF DIRECTORS OF ASHTON RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE "FOR" THE APPROVAL OF PROPOSAL TWO.

Nasdaq National Market Requirement

         Ashton's Common Stock is listed on the Nasdaq National Market (the "NNM") operated by Nasdaq. Nasdaq has established rules of corporate governance which must be followed by all issuers whose securities are listed on the NNM. Pursuant to these rules, Ashton is required to obtain stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering for cash involving the sale or issuance by Ashton of Common Stock (or securities convertible into or exercisable for Common Stock) equal to or in excess of 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance. This rule is referred to hereinafter as the "Nasdaq 20% Limitation."

Sale of Series F Convertible Preferred Stock and Exchange into Convertible Note

         On August 18, 1999 (the "Issue Date"), Ashton completed a private placement for the sale of 20,000 shares of Series F Convertible Preferred Stock (the "Series F Preferred"), with a stated value of $1,000 per share, to RGC International Investors, LDC ("RGC") for gross proceeds of $20,000,000. Each share of the Series F Preferred was convertible into a number of shares of Common Stock equal to the stated value plus a premium of up to 9% per annum, divided by a conversion price. The conversion price of the Series F Preferred was the lesser of $10.79 or the average of the five lowest closing bid prices during the 22 trading days preceding conversion. Beginning on February 18, 2000, the Series F Preferred was subject to redemption in lieu of conversion, at Ashton's option, if the market price of the Common Stock was below $7.35 on any conversion date.

         Ashton also issued warrants to purchase an aggregate of 200,000 shares of Common Stock to RGC. The warrants are immediately exercisable for a period of five years, ending August 18, 2004, at an exercise price of $12.26 per share.

         On January 25, 2001, RGC converted shares of the Series F Preferred into shares of Common Stock, resulting in a "triggering event" as defined in the Certificate of Designations, Preferences, and Rights of the Series F Preferred. A triggering event occurs when the number of shares of Common Stock issued upon prior conversions of Series F Preferred and the Series F warrants, plus the number of shares of Common Stock issuable upon conversion of the remaining Series F Preferred and the Series F warrants at the current conversion price, exceeds 19.99% of the total shares of Common Stock outstanding on August 18, 1999. As of June 30, 2001, RGC had converted 15,636 shares of the Series F Preferred into 4,949,770 shares of Common Stock. This number of shares of Common Stock issued equals 19.99% of the Common Stock outstanding on the Issue Date. This is the maximum number of shares Ashton can issue to RGC under the Nasdaq 20% Limitation before obtaining stockholder approval. As a result of the triggering event, RGC could seek redemption in cash of the remaining 4,363 shares of the Series F Preferred.

         In lieu of such redemption, Ashton and RGC entered into a Securities Exchange Agreement on July 13, 2001 whereby the remaining shares of Series F Preferred have been exchanged for a $5.1 million Secured Convertible Note due August 18, 2003 (the "Convertible Note"). The Convertible Note is convertible into shares of Ashton Common Stock following approval by Ashton's stockholders of the issuance of such shares upon conversion of the note. Ashton paid no fees or other compensation to any parties in connection with the Securities Exchange Agreement or the Convertible Note.

Purpose of this Proposal Two

         The Securities Exchange Agreement requires that Ashton hold a special or annual meeting of stockholders not later than September 25, 2001, and, at such meeting, obtain such approvals of Ashton's stockholders as may be required under applicable laws and regulations (including the rules and regulations of NNM) to issue all of the shares of Common Stock issuable upon conversion of, or otherwise pursuant to, the Convertible Note. Ashton has also represented and warranted to RGC that its Board of Directors will recommend that Ashton's stockholders approve this proposal and shall so indicate such recommendation in the proxy statement used to solicit the stockholders' approval. Ashton is required to use its best efforts to cause its officers, directors and affiliates to vote in favor of this proposal.

         In view of the requirements of the NNM, Ashton is requesting that the stockholders approve the issuance by Ashton of that number of shares of Common Stock as may, from time to time, be necessary to allow Ashton to comply with its obligations to issue Common Stock upon conversion of the Convertible Note.

Consequences of this Proposal

         Should Ashton's stockholders fail to approve this second proposal, Ashton would be unable to issue shares of Common Stock upon conversion of the Convertible Note, thereby causing an acceleration of the maturity date of the Convertible Note from August 18, 2003 to April 1, 2002. Repayment of the Convertible Note is secured by certain of the intellectual property of Ashton, including its eVWAP trading system. If Ashton cannot repay the Convertible
Note at maturity or upon acceleration, the collateral could be sold to a third party to obtain repayment of amounts owed by Ashton under the Convertible Note.

         Ashton currently does not have sufficient cash, cash equivalents or securities to redeem the Convertible Note. The terms of the Securities Purchase Agreement with Jameson Drive LLC allow Ashton to use the proceeds of the sales to Jameson for redemption of the Convertible Note. However, if Ashton is unable to draw on the $15 million Securities Purchase Agreement with Jameson, Ashton's cash, cash equivalents, and securities will not be sufficient to repay the Convertible Note unless alternative financing is obtained.

         Should Ashton's stockholders approve this proposal, then the Convertible Note would be convertible into shares of Common Stock. Under the terms set forth in the Convertible Note, the number of shares of Common Stock into which the Convertible Note is convertible is the lower of (i) the average of the closing bid prices for any five trading days during the twenty-two (22) trading days prior to the conversion date or (ii) $1.00. If RGC were to convert its Convertible Note when the market price of the Common Stock were $1.00, then Ashton would be obligated to issue RGC approximately 5,111,526 shares of Common Stock to RGC. As the market price of the Common Stock decreases, the number of shares Ashton will have to issue upon conversion of the Convertible Note will increase, as illustrated in the following table:

           ----------------------------- ------------------------------
            Market price of the Common      Total Number of Shares
                      Stock                        Issuable
           ----------------------------- ------------------------------
                    $1.00                         5,111,526
           ----------------------------- ------------------------------
                    $0.75                         6,815,368
           ----------------------------- ------------------------------
                    $0.50                        10,223,052
           ----------------------------- ------------------------------
                    $0.25                        20,446,104
           ----------------------------- ------------------------------


      As of July 16, 2001, the Convertible Note currently held by RGC would be convertible into 6,027,743 shares of Common Stock. We have agreed to file a registration statement on Form S-3 to register the shares of Common Stock underlying the Convertible Note. The actual number of shares of Common Stock that may become issuable upon conversion of the Convertible Note is indeterminate, and is subject to a number of factors, including the future market price of Ashton Common Stock. The future issuance of these additional shares of Common Stock will result in dilution to Ashton's stockholders. The perceived risk of dilution may cause Ashton's stockholders to sell their shares, which would contribute to a downward movement in the market price of the Common Stock. Moreover, the perceived risk of dilution and the resulting downward pressure on the stock price could encourage third parties to engage in short sales of the Common Stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in the Common Stock. If the market price of the Common Stock does decline, this could further accelerate sales of the Common Stock. These factors could also make it more difficult for Ashton to raise funds through future offerings of Common Stock.

                                PROPOSAL THREE

TO AUTHORIZE THE ISSUANCE BY ASHTON OF A SUFFICIENT NUMBER OF SHARES OF COMMON STOCK TO MEET ASHTON'S OBLIGATIONS UNDER THE FIRST AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT AND THE WARRANT AGREEMENT BY AND BETWEEN ASHTON AND JAMESON DRIVE LLC


THE BOARD OF DIRECTORS OF ASHTON RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE "FOR" THE APPROVAL OF PROPOSAL THREE.


Equity Line of Credit

         Ashton entered into an Equity Line of Credit ("Equity Line") arrangement with Jameson on February 9, 2001, which was amended on July 10, 2001. The financing arrangement is in the form of a Securities Purchase Agreement and provides for the purchase by Jameson of up to $15 million worth of shares of Common Stock over a 24-month period. During this period, Ashton may, at its sole discretion, request a draw on the Equity Line by selling Common Stock to Jameson. Jameson will be obligated to buy the shares, subject to the terms of the agreement. Jameson is acquiring the shares in the ordinary course of business, and has no agreements or understandings, direct or indirectly, with any person with respect to the distribution of the Common Stock.

         The sales price for the shares we sell to Jameson is not fixed, but will be based on a formula that is tied to the market price of our Common Stock at the time of the sale. The shares that we sell to Jameson will be at a 10% discount to the market price at the time of the sale. The minimum amount that we can draw at any one time is $100,000. The maximum amount that we can sell at any one time cannot be more than $1 million. We are committed to drawing a minimum of $2.5 million over the term of the agreement.

         The maximum amount that we can sell over the 24-month term of the agreement is $15 million. Generally, we must wait twenty trading days between draws on the Equity Line. We may not deliver a notice to sell to Jameson if following the purchase of our Common Stock, Jameson and its affiliates would beneficially own more than 9.99% of our common stock then outstanding. Also, we may not sell our Common Stock to Jameson without stockholder approval if the result would be that the number of shares issued, when aggregated with all previously issued shares, would exceed 19.99% of our Common Stock outstanding at the date of the agreement. Because there is no way to determine how many shares, if any, we will eventually sell and issue to Jameson, and because the rules of the NNM require that we obtain stockholder approval prior to issuing 20% or more of the shares of Common Stock outstanding, Ashton is seeking stockholders' approval to issue the necessary number of shares, should the need arise. If Ashton does not receive stockholder approval, Ashton may nonetheless issue shares up to such 20% amount, or 6,632,448 shares, under the Equity Line.

         On July 16, 2001, the closing bid price of the Common Stock was $.90 per share. If Jameson purchased shares based on this price, the actual purchase price would be $.81 per share, reflecting the 10% discount. Thus, if all 6,632,448 shares presently issuable by Ashton under the Equity Line were sold to

Jameson at $.81, Ashton would be able to raise $5,372,283 in equity capital out of the $15,000,000 in total equity capital available through the Equity Line.

         The following are some of the conditions that must be met before Jameson is obligated to buy shares of the Common Stock:

         . a registration statement of Form S-2 must be declared effective by the SEC and remain effective. We filed a registration statement on Form S-2 on July 19, 2001 to register the resale of 5 million shares of our Common Stock to be sold to Jameson under the Equity Line and to be issued to Jameson upon its exercise of the Warrant;
         . Ashton's representations and warranties given to Jameson must be true and correct, and Ashton must comply with the provisions of the agreement with Jameson;
         . the Common Stock must remain traded on the Nasdaq National Market System or another trading market or exchange.

         Jameson also received, at the amendment of the Equity Line arrangement on July 10, 2001, a five-year Warrant to purchase 1,506,024 shares of our Common Stock at an exercise price of $1.02 per share. The expiration date of the Warrant is July 10, 2006. The Warrant is exercisable after January 10, 2002. Jameson may not exercise the Warrant to the extent that such exercise would result in Jameson and its affiliates beneficially owning more than 4.99% of our Common Stock then outstanding. If Jameson sold the shares acquired upon exercise of the Warrant in the market, it would both decrease its holdings and increase the number of shares outstanding, which would make it possible for us to issue more shares to Jameson upon exercise of the Warrant up to the 4.99% limitation.

Purpose of this Proposal Three

         In accordance with the Nasdaq 20% Limitation, Ashton may not enter into any transaction other than a public offering for cash involving the sale or issuance by Ashton of Common Stock (or securities convertible into or exercisable for Common Stock) equal to or in excess of 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance. The Equity Line also restricts Ashton from selling to Jameson, in the absence of stockholder approval, any shares of Common Stock that would exceed, when aggregated with the shares of Common Stock previously sold to Jameson under the Equity Line and shares of Common Stock issued to Jameson upon exercise of the Warrant, 20% of the total number of shares of Common Stock outstanding as of the date of the Equity Line Agreement. As of July 10, 2001, there were 33,178,830 shares of Common Stock outstanding. Thus, due to the Nasdaq 20% Limitation and the restrictions contained in the Equity Line, the maximum number of shares of Common Stock that Ashton may sell under the Equity Line and issue upon exercise of the Warrant is 6,632,448, before stockholder approval is required.

         Therefore, to afford Ashton maximum flexibility to cause Jameson to purchase Common Stock as critical capital needs are identified and to allow Ashton to utilize the full $15,000,000 in capital made available through the Equity Line, Ashton seeks stockholder approval for the issuance of the maximum number of shares of Common Stock that Ashton may at any time be entitled to cause Jameson to purchase under the Equity Line and to issue to Jameson upon exercise of the Warrant.

Consequences of this Proposal

         Failure of the stockholders to approve Proposal Three would mean that Ashton would be severely limited in the amount of capital that it could raise under the Equity Line of Credit based on current market prices for the Common Stock. Such restrictions would hinder Ashton's access to capital when capital is needed to fund Ashton's strategic business initiatives. Further, if we are unable to draw a sufficient amount on the Equity Line, our cash, cash equivalents, and securities will not be sufficient to meet our anticipated cash needs unless we obtain alternative financing. There can be no assurance that such financing will be available to us on acceptable terms or at all.

         Should our stockholders approve this Proposal Three, then we would have the ability to issue an undetermined number of shares of our Common Stock under the Equity Line. If the entire $15 million Equity Line is available to Ashton, then as the market price of the Common Stock decreases, the number of shares Ashton will have to issue increases. To illustrate, the following table reflects how the ownership dilution increases as the market price of the Common Stock declines:

      ---------------------- ------------------------- -----------------------
      Average Market Price   Gross Proceeds on Sales      Total Number of
       of the Common Stock     of the Common Stock        Shares Issuable
      ---------------------- ------------------------- -----------------------
              $1.00                  $15,000,000               16,666,667
      ---------------------- ------------------------- -----------------------
              $0.75                  $15,000,000               22,222,222
      ---------------------- ------------------------- -----------------------
              $0.50                  $15,000,000               33,333,333
      ---------------------- ------------------------- -----------------------
              $0.25                  $15,000,000               66,666,667
      ---------------------- ------------------------- -----------------------

         The future issuance of additional shares of the Common Stock under the Equity Line agreement and upon exercise of the Warrant issued to Jameson will result in dilution to Ashton's stockholders. Also, the market price for the Common Stock could drop due to sales of a larger number of shares of the Common Stock or the perception that the sales could occur. These factors could also make it more difficult for Ashton to raise funds through future offerings of Common Stock.

         In addition, the perceived risk of dilution may cause Ashton's stockholders to sell their shares, which would contribute to a downward movement in the stock price of the Common Stock. Moreover, the perceived risk of dilution and the resulting downward pressure on the stock price could encourage third parties to engage in short sales of our Common Stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our Common Stock.

                             INDEPENDENT AUDITORS

         Ashton's independent auditors for the year ended March 31, 2001 were Goldstein, Golub Kessler LLP ("GGK"). Based upon the recommendation of the audit committee, Ashton's Board of Directors has also selected GGK to be Ashton's independent auditors for the year ended March 31, 2002. The selection of the independent auditors is not being submitted to stockholders because there is no legal requirement to do so. A representative of GGK is expected to be present at the annual meeting and to have the opportunity to make a statement, if he desires to do so, and to be available to respond to appropriate questions.

         GGK has a continuing relationship with American Express Tax and Business Services, Inc. from which it leases auditing staff and through which its partners provide non-audit services. The leased staff is full time, permanent employees of American Express Tax and Business Services, Inc. As a result of this arrangement, GGK has no full time employees of its own, and therefore, none of the audit services performed were provided by permanent, full time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

         We paid fees directly to American Express Tax and Business Services, Inc. for other services it provided to us, including financial information system design and implementation, and tax services.

Audit Fees
----------

         The aggregate fees paid to GGK for professional services rendered for the audit of our consolidated financial statements for the fiscal year ended March 31, 2001 and the reviews of the financial statements included in our Form 10-Qs for the fiscal year totaled $115,975.

Financial Information Systems Design and Implementation Fees
------------------------------------------------------------
         During the fiscal year ended March 31, 2001, no fees were billed for professional services related to financial information systems design and implementation by GGK.

All Other Fees
--------------
         The aggregate fees for services rendered by GGK, other than for audit and information technology services, described in the preceding two paragraphs, totaled $14,716 for the fiscal year ended March 31, 2001. These fees were primarily for services related to the review of filings, including registration statements, with the SEC and documents related to financing transactions.

         The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining GGK's independence.


                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                    ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                             FINANCIAL INFORMATION

       Ashton's financial statements for the year ended March 31, 2001 are included in Ashton's 2001 Annual Report to Stockholders, which is being mailed to Ashton's stockholders with this Proxy Statement. Ashton will provide, without charge, to each stockholder, upon such stockholder's written or oral request, a copy of Ashton's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, which was filed with the Securities and Exchange Commission, by first class mail or other equally prompt means within one business day of receipt of such request. Requests for such documents should be directed to the Secretary of Ashton at 1835 Market Street, Suite 420, Philadelphia, PA 19103, telephone (215) 789-3300. Ashton is incorporating by reference into this proxy statement the financial information in its Annual Report on Form 10-K, including the financial statements, management's discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure, and quantitative and qualitative disclosures about market risk.


                             STOCKHOLDER PROPOSALS

       Stockholders may submit proposals on matters appropriate for stockholder action at Ashton's annual meetings consistent with regulations adopted by the SEC. For stockholder proposals to be considered by the Board of Directors for inclusion in the proxy statement and form of proxy relating to the 2002 Annual Meeting of Stockholders, Ashton must receive them not later than April 22, 2002. If any stockholder wishes to present a proposal to the 2002 Annual Meeting of Stockholders that is not included in the proxy statement relating to such meeting and fails to submit such proposal to the Secretary of Ashton on or before June 13, 2002, then the Board of Directors will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement. All proposals should be addressed to Ashton at 1835 Market Street, Suite 420, Philadelphia, PA 19103, Attention: President. Nothing in this paragraph shall be deemed to require Ashton to include in its proxy materials relating to such Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC and Ashton's Bylaws at that time in effect.

                                 OTHER MATTERS

       Management does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.


                                     By Order of the Board of Directors,


                                     /s/ Fredric W Rittereiser
                                     ------------------------------------
                                     Fredric W. Rittereiser
                                     Chairman and Chief Executive Officer


August 20, 2001

                       The Ashton Technology Group, Inc.
      Proxy Card for Annual Meeting of Stockholders on September 25, 2001

The undersigned stockholder hereby appoints Arthur J. Bacci, Fredric W. Rittereiser and William W. Uchimoto, and each of them, each with full power to act alone and with power of substitution, as proxy or proxies for the undersigned, to attend the Annual Meeting of the Stockholders of The Ashton Technology Group, Inc. (the "Company"), to be held at 12:00 noon on Tuesday, September 25, 2001, at The Sheraton Rittenhouse Square Hotel at 18/th/ and Locust Street, Philadelphia, Pennsylvania, or at any postponements, continuations or adjournments thereof, and to vote all shares of Common Stock of Ashton, par value $.01 per share, held by the signatory at the close of business on August 15, 2000, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue hereof with respect to the matters described below.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted "FOR" the election of the nominees for Director listed below, "FOR" the approval to issue an undetermined number of shares of Common Stock to RGC to meet our obligations under the $5.1 million Secured Convertible Note, and "FOR" the approval to issue an undetermined number of shares of the Common Stock to Jameson to meet our obligations under the Securities Purchase Agreement and Stock Purchase Warrant. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any and all postponements, continuations or adjournments thereof.

This proxy is solicited on behalf of the Board of Directors of Ashton. The Board of Directors of Ashton recommends that you vote "FOR" the nominees for Director, "FOR" the issuance of additional Common Stock to RGC and "FOR" the approval of the entire Securities Purchase Agreement with Jameson.

1.       Election of Directors:

         Arthur J. Bacci, Thomas G. Brown, Buntzie Ellis Churchill, Wayne H. Coleson, K. Ivan F. Gothner, Fredric W. Rittereiser, William W. Uchimoto and Fred S. Weingard.

                    FOR                   WITHHELD           FOR ALL EXCEPT
                   [___]                   [___]                 [___]

If you wish to withhold authority to vote your shares from any individual nominee(s), mark the "For All Except" box and strike a line through the name(s) of the nominee(s).

2. Approval of Authorization to Issue Shares of Common Stock to RGC International Investors, LDC upon conversion of the $5.1 million Secured Convertible Note

         To authorize the issuance by Ashton of a sufficient number of shares of Common Stock to allow Ashton to meet its obligations under a $5.1 million Secured Convertible Note issued to RGC International Investors, LDC in exchange for the remaining shares of Series F Convertible Preferred Stock, par value $0.01 per share (the "Series F Preferred"), pursuant to a Securities Exchange Agreement dated July 13, 2001

                    FOR                   AGAINST                ABSTAIN
                   [___]                   [___]                  [___]

3.       Approval of Authorization to Issue Shares of Common Stock to Jameson
         Drive LLC

         To authorize the issuance by Ashton of an undetermined number of shares of Common Stock under the First Amended and Restated Securities Purchase Agreement with Jameson Drive LLC, dated July 10, 2001, which provides for the sale by Ashton of up to $15 million worth of Common Stock, as Ashton requests it, over a two year period, and upon exercise of a Stock Purchase Warrant dated July 10, 2001.

                    FOR                   AGAINST                ABSTAIN
                   [___]                   [___]                  [___]


                   [ X ] Please mark your vote as in this example
                    ---

                  (Continued and to be signed on reverse side.)

      The undersigned hereby acknowledges receipt of the Annual Report, notice of the annual meeting of stockholders and the proxy statement and hereby revokes all previously granted proxies.


                  Please be sure to sign and date this proxy


Date: _________________                           ____________________________
                                                  Stockholder sign here


                                                  ____________________________
                                                  Co-owner sign here

      Please sign this proxy exactly as your name(s) appear(s) on the books of Ashton. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Please vote, date, sign and return promptly in the enclosed envelope.